Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Leidos Holdings, Inc.

We are aware of the incorporation by reference of our report dated July 29, 2016, relating to the unaudited combined interim financial statements of the Information Systems & Global Solutions business of Lockheed Martin Corporation as of June 26, 2016 and for the six months ended June 26, 2016 and June 28, 2015 that is included in Leidos Holdings Inc.’s. Current Report on Form 8-K filed on July 29, 2016, in the following Registration Statements of Leidos Holdings Inc.:

•	333-138095 on Form S-8, dated October 19, 2006;
•	333-138095 on Form S-8 (Post-Effective Amendment No. 1) dated October 12, 2007;
•	333-153360 on Form S-8, dated September 8, 2008;
•	333-169693 on Form S-8, dated September 30, 2010; and
•	333-210796 on Form S-4, effective July 11, 2016.

/s/ Ernst & Young LLP

McLean, Virginia

July 29, 2016